UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ZEBRA TECHNOLOGIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007

To the Stockholders of
Zebra Technologies Corporation:

     The Annual Meeting of Stockholders of Zebra Technologies Corporation (the “Company”) will be held at 10:30 a.m., Central Time, on Thursday, May 24, 2007, at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois 60062, for the following purposes:

(1)	To elect two directors;

(2)	To ratify the selection by the Audit Committee of Ernst & Young LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Noel Elfant
Secretary
Vernon Hills, Illinois
April 24, 2007

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE OR VOTE OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

333 Corporate Woods Parkway
Vernon Hills, Illinois 60061
(847) 634-6700
______________________

PROXY STATEMENT
______________________

     The accompanying Proxy is solicited by the Board of Directors of Zebra Technologies Corporation, a Delaware corporation (“Zebra” or the “Company”), for use at the Annual Meeting of Stockholders, and any adjournments thereof. The Annual Meeting will be held at 10:30 a.m., Central Time, on May 24, 2007, at the Hilton Northbrook, 2855 North Milwaukee Avenue, Northbrook, Illinois. The Company is releasing this Proxy Statement and the accompanying form of proxy to stockholders on or about April 24, 2007.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

     Voting Securities — The Board of Directors fixed the close of business on March 30, 2007, as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the March 30, 2007 Record Date, the Company had outstanding 69,031,381 shares of Class A Common Stock, par value $.01 per share. Holders of Class A Common Stock are entitled to one vote per share.

     Proxies — The Board of Directors of the Company selected Gerhard Cless and Noel Elfant to serve as proxies for the Annual Meeting. Mr. Cless is a director and executive officer of the Company. Mr. Elfant is Vice President, General Counsel and Secretary of the Company. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 23, 2007. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded. Each executed and returned proxy card will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy (by executing the proxy card, over the Internet or by telephone) has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy or (2) a proxy bearing a later date or time (which can be done by mail, over the Internet or by telephone). Additionally, a stockholder may change or revoke a previous proxy by voting in person at the Annual Meeting.

     Required Vote — At the Annual Meeting, (1) a plurality of the votes cast in person or by proxy is required to elect directors; and (2) the affirmative vote of holders of a majority of the votes cast affirmatively or negatively, in person or by proxy, is required to approve Proposal 2. Stockholders are not allowed to cumulate their votes in the election of directors.

     The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. In counting votes on the election of directors for which a plurality of votes cast is required, only votes “for” or “withheld” will be considered. Abstentions and broker non-votes will not be counted as voted. In counting votes on the ratification of the appointment of Ernst & Young LLP and on any other matter voted upon, a majority of votes is required, and abstentions and broker non-votes will not be counted as voted.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Board of Directors presently consists of six directors, four of which are independent under The NASDAQ Stock Market listing requirements and two of which are executive officers of the Company. Each nominee for election as director currently serves as a director of the Company.

     If at the time of the Annual Meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

     Nominees for Election as Directors — The Company has a Board of Directors that is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class II Directors expire at this Annual Meeting, and two directors will be elected at the Annual Meeting to serve as Class II Directors for a three-year term expiring at the Annual Meeting in 2010 or until their successors are duly elected and qualified. The Board of Directors has proposed the following nominees for election at the Annual Meeting: Gerhard Cless and Michael A. Smith.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF GERHARD CLESS AND MICHAEL A. SMITH TO SERVE AS DIRECTORS OF THE COMPANY.

     The following table sets forth information regarding the nominees for directors and other directors who will serve as directors in the classes and for the terms specified below:

Name	Age	Position with Company	Director Since	Term to Expire
Nominees for Directors
Class II Directors
Gerhard Cless	67	Director and Executive Vice President	1969	2010	(1)
Michael A. Smith	52	Director	1991	2010	(1)
Continuing Directors
Class I Directors
Ross W. Manire	55	Director	2003	2009
Dr. Robert J. Potter	74	Director	2003	2009
Class III Directors
Edward L. Kaplan	64	Chairman and Chief Executive Officer	1969	2008
Christopher G. Knowles	64	Director	1991	2008
____________________

(1)	Current term expires at this Annual Meeting.

     Nominees for Directors
     Gerhard Cless is Executive Vice President, and has been in this position since 1998. Mr. Cless is a co-founder of Zebra and has served as a director since 1969. He served as Secretary of Zebra from its formation until 2005, and as Executive Vice President for Engineering and Technology of Zebra from 1995 to 1998, after having served as Senior Vice President of Engineering since 1969. Mr. Cless served as Treasurer of Zebra until 1991. Since 1969, he has been active with Zebra where he has directed the development of numerous label printers and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer at Teletype Corporation’s printer division. Mr. Cless received an MSME degree from Esslingen, Germany, and did graduate work at the Illinois Institute of Technology. The Cless Technology Center, Zebra’s 57,000 square foot product development and research facility, is named in honor of Mr. Cless.

     Michael A. Smith has served as a director of Zebra since 1991. He is Chairman, Chief Executive Officer and founder of FireVision LLC, a private investment company, which was formed in December 1999. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens, co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group, Managing Director, Corporate Finance Department, Bear, Stearns & Co., and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin and received an MBA degree from the University of Chicago. Mr. Smith is the Chair of the Audit Committee and a member of the Nominating Committee.

     Continuing Directors
     Edward L. Kaplan is Chief Executive Officer and Chairman, as well as a co-founder, of Zebra and has served as a director since 1969. As previously announced in September 2006, Mr. Kaplan intends to retire as Chief Executive Officer upon the employment of his successor. He served as President of Zebra from its formation until 1995, from 1997 to 1998 (on an interim basis) and again from 2001 to 2002. Mr. Kaplan also served as Chief Financial Officer of Zebra from its formation until 1991. Mr. Kaplan began his career as a project engineer for Seeburg Corporation, later joining Teletype Corporation as a mechanical engineer performing research and development in the Printer Division. In 1969, he and Gerhard Cless founded Zebra, then known as Data Specialties, Inc. Mr. Kaplan received a BS degree in Mechanical Engineering from the Illinois Institute of Technology (graduating Tau Beta Pi), and an MBA degree from the University of Chicago. He is an NDEA Fellow of Northwestern University. He is on the Board of Trustees of the Illinois Institute of Technology and serves on the Advisory Council of the Graduate School of Business at the University of Chicago.

     Christopher G. Knowles has served as a director of Zebra since 1991. Mr. Knowles served as Chief Executive Officer of Insurance Auto Auctions, Inc. from 1998 to 2000, and President and Chief Operating Officer from 1994 until 1996. In 1994, Insurance Auto Auctions, Inc. acquired Underwriters Salvage Company, a company Mr. Knowles joined in 1980 as its Chairman of the Board and Chief Executive Officer. In 1976, he became a Vice President of Allied Van Lines and later became Division Vice President in charge of Allied’s Household Goods Division, the largest division of that company. Mr. Knowles received his BA degree from Indiana University. He is Chair of the Nominating Committee and a member of the Audit and Compensation Committees.

     Ross W. Manire has been a director of Zebra since 2003. He is Chairman and Chief Executive Officer of ExteNet Systems, Inc. (formerly known as Clearlinx Network Corporation), a wireless networking company, a position held since September 2002. Previously, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics in September 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics, including Chief Financial Officer, Senior Vice President of Operations, and Senior Vice President of the Network Systems Division prior to its merger with 3Com. Mr. Manire was also a partner at Ernst & Young. He holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors of Eagle Test Systems, Inc. (a manufacturer of high-performance automated test equipment) and the Board of Trustees of Davidson College. Mr. Manire is a member of the Audit Committee.

     Dr. Robert J. Potter has been a director of Zebra since 2003. Since 1990, he has been President and Chief Executive Officer of R. J. Potter Company, a Dallas-area firm providing business and technical consulting. From 1987 to 1990, Dr. Potter was President and CEO of Datapoint Corporation, a leader in network-based data processing. Prior to Datapoint, Dr. Potter was Group Vice President of Nortel Networks, Senior Vice President of International Harvester, President of the Office Systems Division of Xerox and Research Manager of International Business Machines Corporation. He graduated Phi Beta Kappa from Lafayette College and holds a Ph.D. degree in optics from the University of Rochester, specializing in fiber optics. He is a fellow of the Optical Society of America and has written more than 50 articles for various scientific, technical and business publications, including the first description of optical character recognition in an encyclopedia. He is a member of the Board of Directors of Molex, Incorporated (a designer and manufacturer of electrical connectors, terminals and related items), and of Cree, Inc. (a developer and manufacturer of semiconductor materials and devices). Dr. Potter is on the Board of Trustees of the Illinois Institute of Technology. He is Chair of the Compensation Committee.

CORPORATE GOVERNANCE

     Board and Committee Meetings in 2006 — The Board of Directors (the “Board”) met seven times during 2006. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the total number of meetings of the Board committees on which he served during 2006. As a general matter, Board members are expected to attend the Company’s annual meetings. All of the directors except Messrs. Knowles and Manire attended last year’s annual meeting.

     Board of Directors Committees — The Board of Directors has three standing committees composed entirely of independent directors, namely, the Nominating, Compensation and Audit Committees, as further described below. Charters for these Committees and the Board’s Corporate Governance Guidelines are available on the investor page of Zebra’s website at www.zebra.com. The Corporate Governance Guidelines address the Board’s composition, qualifications and functions, director education, minimum required stock ownership by directors, and management succession. Please note that the information on the Zebra website is not incorporated by reference in this Proxy Statement.

     The table below identifies each director that is independent under The NASDAQ Stock Market listing requirements and shows the current membership of each of the Board’s standing committees:

Independent Director	Nominating	Compensation	Audit
Knowles	Chair	Member	Member
Manire			Member
Potter		Chair
Smith	Member		Chair

     Nominating Committee. The Nominating Committee is comprised of two independent directors: Messrs. Knowles, Chair, and Smith. In accordance with the listing requirements of The NASDAQ Stock Market, the Nominating Committee determines nominees for election to the Board of Directors. This Committee met one time in 2006.

     The Nominating Committee believes that candidates for Board membership must exhibit certain minimum characteristics: good business judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members shall be independent thinkers, articulate and intelligent. The Nominating Committee’s Charter sets forth additional criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries or with technologies relevant to the Company, accounting or financial reporting experience, or such other professional experience as the Committee shall determine shall qualify an individual for Board service.

     In selecting candidates and approving nominees for open Board positions, the Nominating Committee will make every effort to ensure that the Board and its committees include at least the minimum number of independent directors, as that term is defined and as may be required by the Sarbanes-Oxley Act of 2002 (“Sarbanes Oxley”) and applicable standards promulgated by The NASDAQ Stock Market or the Securities and Exchange Commission (“SEC”), and any other applicable requirements.

     In addition, the Nominating Committee shall make every effort to ensure that at least one director be a financial expert, as that term is defined by Sarbanes-Oxley and applicable standards promulgated by The NASDAQ Stock Market and the SEC.

     The Company’s policy is not to discriminate on the basis of race, gender or ethnicity. The Nominating Committee is supportive of any qualified candidate who would also provide the Board with more diversity.

     The Nominating Committee will consider candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating Committee does not evaluate proposed candidates differently based on the source of the proposal. Stockholders who wish to suggest qualified candidates should provide notice of such recommended candidate to the Secretary of Zebra, at Zebra’s headquarters address. These recommendations should include detailed biographical information concerning the nominee, his or her qualifications to become a member of the Board, and a description of any relationship the nominee has to the stockholder making the recommendation or to other stockholders of the Company. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, subject to the candidate’s due diligence of Zebra, should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations.

     The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. There were no vacancies on the Board during 2006, and the Nominating Committee did not pay a fee or engage the services of a third party in connection with the identification or evaluation of candidates for Board membership.

     Compensation Committee. The Compensation Committee is comprised of two independent directors: Dr. Potter, Chair, and Mr. Knowles. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers of the Company. The Compensation Committee also administers the 2006 Zebra Technologies Corporation Incentive Compensation Plan and its predecessor, the 1997 Stock Option Plan, and determines the timing, terms and number of awards granted pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan and its predecessor. This Committee met six times in 2006.

     Audit Committee. The Audit Committee is comprised of Messrs. Smith, Chair, Knowles, and Manire. These three directors are independent in accordance with the listing requirements of The NASDAQ Stock Market. This Committee met four times during 2006. The Board determined that Mr. Manire is an audit committee financial expert.

     Other Committees. The Board established two additional committees in 2007: the Facilities Committee and the Search Committee. Each Committee is comprised of the Company’s four independent directors. The Search Committee’s purpose is to identify and select a new chief executive officer to replace Mr. Kaplan. The Facilities Committee’s purpose is to evaluate the Company’s options with respect to its Vernon Hills facility in consideration of the facility’s landlord’s declared intention to sell such facility, as further described below in “Certain Relationships and Related Transactions.”

     Contacting the Board of Directors — Any stockholder who would like to contact members of the Board of Directors may do so by writing to the Office of the Secretary, Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061. Communications received in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

DIRECTOR COMPENSATION

     For 2006, the Company paid each of its independent directors an annual retainer, which was paid on a quarterly basis. The retainer was $6,250 per quarter. The Company also paid its independent directors the following fees: $1,500 for each Board meeting; $1,000 for each Committee meeting that occurred on the day of a Board meeting; and $1,500 for each Committee meeting that did not occur on the day of a Board meeting. The Chairs of the Audit, Compensation, Facilities and Search Committees each received an additional $500 per Committee meeting. Except where indicated, the fees described above were paid for meetings attended in person or by telephone. Summary information regarding fees paid to the independent directors is set forth in the table below. The directors were also reimbursed for out-of-pocket expenses for attending Board and Committee meetings. Pursuant to a March 2007 amendment to the Company’s 2005 Executive Deferred Compensation Plan, independent directors may now participate in such plan and elect to defer a portion of their compensation. Such plan is described below in “Non-Qualified Deferred Compensation.”

	Fees Earned
	or Paid	Option
Name(1)	in Cash ($)	Awards ($)(2)(3)	Total ($)
Christopher Knowles	$81,500	$66,169	$147,669
Ross Manire	$61,500	$76,468	$137,968
Robert Potter	$68,500	$76,468	$144,968
Michael Smith	$66,000	$66,169	$132,169

(1)	Aggregate number of unexercised option awards outstanding on December 31, 2006 for each of the Company’s independent directors: Mr. Knowles: 47,000; Mr. Manire: 46,034; Dr. Potter: 47,534; and Mr. Smith: 45,500.

(2)	The amounts reflected represent the dollar amounts recognized for awards of stock options for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R).

(3)	On February 8, 2006, all of the Company’s non-employee directors, Messrs. Knowles, Manire, Potter and Smith, were each awarded stock options to purchase 20,000 shares of Company common stock for an exercise price of $46.18 under the 2002 Non-Employee Director Stock Option Plan. These options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The grant date value of each director’s award in accordance with SFAS 123(R) was $289,400.

EXECUTIVE OFFICERS

     Set forth below is a table identifying the executive officers of the Company other than Messrs. Cless and Kaplan. Information for Messrs. Cless and Kaplan is included in the section “Election of Directors.”

Name	Age	Position
Veraje Anjargolian	62	Vice President and General Manager, Card Printer Solutions
Noel Elfant	47	Vice President, General Counsel and Secretary
Hugh K. Gagnier	51	Senior Vice President, Business Development and Operations, Specialty Printer Solutions
Philip Gerskovich	50	Senior Vice President, Corporate Development
Todd R. Naughton	44	Vice President and Controller
Bruce R. Ralph	53	Vice President, Human Resources
Michael H. Terzich	45	Senior Vice President, Global Sales and Marketing, Specialty Printer Solutions
Charles R. Whitchurch	60	Chief Financial Officer and Treasurer

     Veraje Anjargolian became Vice President and General Manager of the Company’s Card Printer Solutions business unit in 2000. He joined Zebra in 1998, with the merger of Zebra and Eltron International, Inc., and served as Vice President of Card Printer Operations until appointment to his current position. Dr. Anjargolian joined Eltron in 1996 as general manager of the RJS division. Prior to joining Eltron, Dr. Anjargolian was a founding partner of Sara Electronics Corp., which developed PC communications and storage products. He was also associated with Rexon/WangDAT, Inc., where he managed the growth of new DAT tape drives and associated tape solution products, and with Wangtek, Inc., where he was responsible for the development and commercialization of several PC tape drives and associated controller cards. Educated in the U.K., Dr. Anjargolian received a BS degree in engineering from the University of Wales, an MS degree in Control Systems from the University of Manchester Institute of Science and Technology, and a Ph.D. in Electrical Engineering from the University of London. He also completed coursework for an MBA at the London Polytechnic School of Management.

     Noel Elfant is Vice President, General Counsel and Secretary of Zebra and has been with the company since 2003. He is also Zebra’s Chief Compliance Officer. From 2001 to 2003, he served as Associate General Counsel and Secretary of Philip Services Corporation, a company specializing in industrial engineering, environmental services and scrap metals. Prior to that, from 1990 to 2001, Mr. Elfant served in the Legal Department of Fortune Brands, Inc., a diversified consumer products company, most recently as Assistant General Counsel. Mr. Elfant began his career in the real estate and corporate and securities departments of the Chicago-based national law firm of McDermott, Will & Emery. Mr. Elfant earned his JD degree from Northwestern University School of Law and his BA degree from the University of California, Los Angeles.

     Hugh K. Gagnier became Senior Vice President, Business Development and Operations, of Zebra’s Specialty Printer Solutions business unit in July 2006, where he previously served as its Senior Vice President, Operations, since 2003. Mr. Gagnier joined Zebra as the Vice President and General Manager for its Camarillo operations upon the Company’s merger with Eltron International, Inc. in 1998. At Eltron, he was President from 1995 until its merger with Zebra, and Executive Vice President and Chief Operating Officer from 1994 until he became President. From 1991 to 1993, Mr. Gagnier was Group President of Wangtek and WangDAT, Inc., manufacturers of tape drives for automated data back up. Prior to his position as Group President, Mr. Gagnier served as President of Wangtek in 1991 and as Vice President of Engineering from 1988 to 1991. Prior to his tenure at Wangtek, Mr. Gagnier spent three and one-half years at Peripheral Technology Corporation, a disk drive manufacturer, in various engineering management positions. Mr. Gagnier received a BS degree in Mechanical Engineering from the University of Southern California.

     Philip Gerskovich joined Zebra as Senior Vice President, Corporate Development, in 2005. Previously, Mr. Gerskovich was Corporate Vice President and General Manager of New Business, Commercial Printing Division for Eastman Kodak Company from 2004 until he joined Zebra. From 1999 to 2003, he was Corporate Vice President and Chief Operating Officer, Digital and Applied Imaging, at Kodak. His previous positions included Vice President of Internet Appliance Business Unit, Data General Corp. from 1995 to 1998, Director, Server Product Marketing, Dell Inc., from 1994 to 1995, and Program Director OEM and Technology Marketing, RS/6000 Division, International Business Machines Corporation, from 1992 to 1994. Mr. Gerskovich received a BS degree in Computer Engineering from the University of Illinois.

     Todd R. Naughton has served as Vice President and Controller of Zebra since 2000. Mr. Naughton was Corporate Controller for Zebra since joining the Company in 1999. From 1998 to 1999, he was Vice President—Financial Shared Services for Moore North America. Previously, Mr. Naughton was Vice President and Controller for UARCO Incorporated from 1996 to 1998. His previous positions included Director of Treasury, Manager of Financial Planning and Assistant Controller for Handy Andy Home Improvement Centers, Inc. (1988 to 1996), Assistant Controller and Manager of Financial Reporting of Uptown Federal Savings, FSB (1986 to 1988) and Staff Auditor, Ernst & Whinney (1984 to 1986). Mr. Naughton received a BS degree in Accounting from the University of Illinois at Urbana-Champaign, and an MBA from the University of Chicago. He is a certified public accountant.

     Bruce R. Ralph joined Zebra as Vice President, Human Resources in 2005. Previously, Mr. Ralph was Vice President of Human Resources for the Product Identification Group (Videojet Technologies Inc.) of Danaher Corporation from 1993 until he joined Zebra. From 1991 to 1993, he was Vice President of Human Resources-Furniture Group for Kohler Company. His previous positions included Subsidiary Vice President, Human Resources, and various other positions of increasing responsibility for USG Corporation from 1977 to 1991. Mr. Ralph received a BBA degree from the University of Wisconsin.

     Michael H. Terzich became Senior Vice President, Global Sales and Marketing, Specialty Printer Solutions in July 2006, previously serving as Zebra’s Senior Vice President, Office of the CEO, since 2003. Mr. Terzich is responsible for the sales and marketing of Zebra’s Specialty Printer Solutions business unit products worldwide. Since joining Zebra in 1992, Mr. Terzich has held a variety of progressive roles including Vice President and General Manager Center of Excellence, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Prior to Zebra, he was the Director of Operations for a five-plant industrial video production and duplication company. Mr. Terzich earned his BS degree in Marketing from the University of Illinois and an MBA from Loyola University of Chicago.

     Charles R. Whitchurch joined Zebra as Chief Financial Officer and Treasurer in 1991. From 1981 until 1991, he served as Vice President, Finance, of Corcom, Inc., a technology company specializing in the control of radio frequency interference. Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as Corporate Services Officer with the Harris Bank in Chicago. Mr. Whitchurch earned a BA in Economics (Phi Beta Kappa) from Beloit College and an MBA from Stanford University. Mr. Whitchurch also serves as a member of the board of directors of SPSS, Inc., a Chicago-based provider of predictive analytic and statistical tools software, where he is the designated financial expert and chairman of the audit committee.

     The Board of Directors elects officers to serve at the discretion of the Board. There are no family relationships among any of the directors or officers of the Company.

     Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file forms regarding their ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the forms it has received, the Company believes that except as follows, during the year ended December 31, 2006, all of its officers, directors and 10% beneficial owners made required Section 16(a) filings on a timely basis. During 2006, Messrs. Anjargolian, Elfant, Gagnier, Gerskovich, Naughton, Ralph, Terzich, and Whitchurch each failed to timely file a Form 4 with respect to an award of stock options. They each filed a Form 4 reporting the transaction between two and six business days late. Mr. Anjargolian filed an additional Form 4 one business day late with respect to an award of restricted stock. In addition, Mr. Kaplan filed his Form 5 for fiscal year 2005, which reported one gift transaction, one business day late.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table presents, as of April 10, 2006, certain information with respect to the beneficial ownership of the Company’s Class A Common Stock by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director of the Company, (3) each of the Named Officers (as defined below) and (4) all directors and executive officers of the Company as a group.

	Class A Common Stock
Name and Address	Number		% of Shares
Edward L. Kaplan	1,082,319	(2)	1.6%
Carol K. Kaplan(1)	1,082,319	(3)	1.6%
Gerhard Cless	2,154,521	(4)	3.1%
Ruth I. Cless(1)	2,154,521	(5)	3.1%
Christopher G. Knowles	35,500	(6)	*
Ross W. Manire	36,034	(7)	*
Robert J. Potter	37,159	(8)	*
Michael A. Smith	42,850	(9)	*
Charles R. Whitchurch	37,848	(10)	*
Hugh K. Gagnier	152,273	(11)	*
Veraje Anjargolian	30,624	(12)	*
Philip Gerskovich	19,847	(13)	*
FMR Corp	7,280,141	(14)	10.5%
Neuberger Berman Inc	5,699,930	(15)	8.3%
Oppenheimer Capital LLC	3,576,820	(16)	5.2%
All Executive Officers and Directors as a group (14 persons)	3,718,986		5.4%
____________________

* Less than one percent.

(1)	The address of this stockholder is c/o Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

(2)	Includes 71,240 shares of Class A Common Stock issuable within 60 days upon exercise of options, and 382,873 shares held directly by Mr. Kaplan’s wife, Carol, which may be deemed to be beneficially owned by Mr. Kaplan.

(3)	Includes 628,206 shares held directly by Mr. Kaplan which may be deemed to be beneficially owned by Mrs. Kaplan, but of which Mrs. Kaplan disclaims beneficial ownership.

(4)	Includes 219,891 shares held directly by Mr. Cless; 1,587,718 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary; 10,000 shares held by a foundation of which each of Mr. Cless and Mr. Cless’ wife, Ruth, are each one of six directors; 180,331 shares held by an irrevocable trust of which Mr. Cless is the beneficiary and Mrs. Cless is the trustee; and 156,581 shares held directly by Mrs. Cless which may be deemed to be beneficially owned by Mr. Cless.

(5)	Includes 156,581 shares held directly by Mrs. Cless; 1,587,718 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary and Mrs. Cless is the trustee; 10,000 shares held by a foundation of which each of Mr. Cless and Mrs. Cless are each one of six directors; 180,331 shares held by an irrevocable trust of which Mr. Cless is the beneficiary and Mrs. Cless is the trustee; and 219,891 shares held directly by Mr. Cless which may be deemed to be beneficially owned by Mrs. Cless. Mrs. Cless disclaims beneficial ownership of the 219,891 shares held directly by Mr. Cless and the 1,768,049 shares held by the trusts of which Mrs. Cless is the trustee and Mr. Cless is the beneficiary.

(6)	Includes 31,000 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(7)	Includes 30,034 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(8)	Includes 31,534 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(9)	Includes 29,500 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(10)	Includes 30,060 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(11)	Includes 143,838 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(12)	Includes 25,951 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(13)	Includes 13,139 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(14)	As reported on a Schedule 13G filed by FMR Corp. on February 14, 2007. According to such 13G, FMR has sole voting power with respect to 878,966 of these shares, and sole power to dispose or to direct the disposition of 7,280,141 of these shares. The address of this stockholder is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	As reported on Schedule 13G filed by Neuberger Berman, Inc., on February 13, 2007, for itself and Neuberger Berman, LLC, Neuberger Berman Management Inc., and Neuberger Berman Equity Funds. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management, Inc. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman’s various mutual funds. According to such Schedule 13G, each of Neuberger Berman Inc. and Neuberger Berman LLC had sole voting power with respect to 98,468 of these shares, shared voting power with respect to 4,697,294 shares, and shared power to dispose or to direct the disposition of 5,699,930 of these shares; Neuberger Berman Management, Inc. had shared voting power and shared disposition power with respect to 4,697,294 shares, and Neuberger Berman Equity Funds had shared voting power and shared disposition power with respect to 4,660,747 shares. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman LLC, are also aggregated to comprise the holdings reported in such Schedule 13G, and the balance of shares reported, if any, are for the individual client accounts over which Neuberger Berman, LLC has shared power to dispose but not vote shares. The address of these stockholders is 605 Third Avenue, New York, New York 10158.

(16)	As reported on a Schedule 13G filed by Oppenheimer Capital LLC on February 9, 2007. According to such 13G, Oppenheimer has sole voting power with respect to 2,596,195 of these shares, and sole power to dispose or to direct the disposition of 3,576,820 of these shares. The address of this stockholder is 1345 Avenue of the Americas, 49th Floor, New York, New York 10105.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

The following table provides selected information concerning the compensation earned during the fiscal year ended December 31, 2006 for services in all capacities to the Company, by (1) the principal executive officer, (2) the principal financial officer, and (3) each of the Company’s three most highly compensated executive officers (calculated in accordance with applicable SEC rules) who served in positions other than principal executive officer or principal financial officer at the end of 2006 (collectively, the “Named Officers”).

Summary Compensation Table

					Non-equity
Name and			Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)	Compensation ($)		Total ($)
Edward L. Kaplan	2006	$700,000	$0	$710,670	$314,720	$36,623	(2)	$1,762,013
Chairman and Chief
Executive Officer

Charles R. Whitchurch	2006	$275,363	$32,649	$233,873	$38,689	$12,476	(3)	$593,050
Chief Financial
Officer and
Treasurer

Hugh K. Gagnier	2006	$309,762	$49,303	$316,249	$50,612	$15,387	(4)	$741,313
Senior Vice
President, Business
Development and
Operations,
Specialty Printer
Solutions

Veraje Anjargolian	2006	$240,335	$33,517	$277,625	$112,235	$24,038	(5)	$687,750
Vice President and
General Manager,
Card Printer
Solutions

Philip Gerskovich	2006	$344,792	$48,112	$166,561	$96,887	$11,964	(6)	$668,316
Senior Vice
President, Corporate
Development
____________________

(1)	The amounts reflected represent the dollar amounts recognized for awards of restricted stock and stock options for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R). Such amounts may include amounts recognized for awards granted during 2006 and prior fiscal years. Please refer to Note 3, “Stock Based Compensation,” of the Company’s consolidated financial statements for 2006 included in the Company’s Form 10-K for 2006, as filed with the Securities and Exchange Commission on March 1, 2007, for a discussion of assumptions relevant to the calculation of such amounts.

(2)	Consisting of matching 401(k) contributions of $6,600, profit sharing plan payments of $4,038, disability insurance premiums of $6,767, and life insurance premiums of $19,218.

(3)	Consisting of matching 401(k) contributions of $6,600, profit sharing plan payments of $4,038, disability insurance premiums of $1,007, and life insurance premiums of $831.

(4)	Consisting of matching 401(k) contributions of $6,600, profit sharing plan payments of $4,038, and life insurance premiums of $4,749.

(5)	Consisting of matching 401(k) contributions of $6,600, profit sharing plan payments of $4,038, and life insurance premiums of $13,400.

(6)	Consisting of matching 401(k) contributions of $4,400, profit sharing plan payments of $4,038, and relocation assistance of $3,526.

     Employment Arrangements
     On January 27, 1997, the Company agreed to provide Mr. Whitchurch a one-year continuation of his base salary at the time of termination (Mr. Whitchurch’s base salary as of December 31, 2006 was $275,800), if he is terminated within six months after a change in control of the Company or a change of CEO. Such agreement also provides that, at such time, all of Mr. Whitchurch’s options would vest and he would have six months to exercise such options.

     In connection with the Company’s merger with Mr. Gagnier’s predecessor employer, Eltron International, Inc., the Company entered into an Employment Agreement with Mr. Gagnier on July 9, 1998. Unless terminated, the Employment Agreement automatically renews on December 31st of each year for a one-year period. After giving effect to the most recent base salary increase which was effective April 3, 2006, Mr. Gagnier is entitled to a minimum base salary of $312,400 per year. If his employment is terminated without cause, he would be entitled to a one-year continuation of his base salary at the time of termination. During such period, he would also be entitled to certain medical and life insurance benefits. In the event of a change in control of the Company, Mr. Gagnier may terminate his Employment Agreement within one year after such event and receive a lump sum severance payment equal to one year of his base salary at the time of termination.

     Mr. Anjargolian entered into an Employment Agreement with his predecessor employer, Eltron International, Inc., on April 1, 1997. The Company assumed the Employment Agreement in connection with its merger with Eltron International, Inc. The Employment Agreement provides for a base salary, participation in a bonus plan and standard medical, life and disability benefits. Unless terminated, the Employment Agreement automatically renews on April 1st of each year for a one year period. If Mr. Anjargolian’s employment is terminated without Cause as defined in the Employment Agreement, he will be entitled to six months continuation of his base salary (Mr. Anjargolian’s base salary as of December 31, 2006 was $242,700) and medical benefits.

     In connection with the commencement of Mr. Gerskovich’s employment by the Company, he entered into an Executive Employment Agreement effective March 10, 2005. Mr. Gerskovich is entitled to a base salary of $335,000 per year, which may be increased or decreased from time to time by the Chief Executive Officer. Under his agreement, upon his employment, Mr. Gerskovich received stock options to purchase 29,786 shares of the Company’s common stock. In addition, since Mr. Gerskovich reached the performance goals set by the Company for his first year of employment in accordance with his agreement, the Company granted him stock options for common stock with a value equal to $1,000,000 based upon a valuation at the end of his first year of employment. The terms of the options granted to Mr. Gerskovich are stated in the Company’s 1997 Stock Option Plan. The Agreement also provided for relocation assistance. In the event that the Company terminates Mr. Gerskovich’s employment without Cause or he terminates his employment for Good Reason, as such terms are defined in the Agreement, he would be entitled to a twelve-month continuation of his base salary at the time of termination (Mr. Gerskovich’s base salary as of December 31, 2006 was $348,400), reduced by any amount payable to him under any severance plan or arrangement maintained by the Company.

     On October 20, 2006, the Company entered into Special Separation Agreements (each, a “Separation Agreement”) with all of the Named Officers except Mr. Edward Kaplan. Under each Separation Agreement, if the Named Officer’s employment is terminated by the Company without Cause or by the Named Officer for Good Reason within twelve months after a Change of CEO (as such terms are defined in the Separation Agreement), the terminated Named Officer will be entitled to a fifty-two week continuation of his base salary on the date of termination or on the date of the Change of CEO, whichever amount is higher, reduced by any severance payable to him under any other severance plan or arrangement maintained by the Company. In addition, in such case the terminated Named Officer would also be entitled to certain medical, dental and life insurance benefits for himself and his spouse and eligible dependents for a period of fifty-two weeks, acceleration of vesting of all unvested equity grants and deferred compensation under any plan maintained by the Company, and professional outplacement services in an amount not to exceed $32,000. Payments and benefits under each Separation Agreement are conditioned on the Named Officer complying with confidentiality requirements during and after his employment with the Company and with non-competition and non-solicitation restrictions for twelve months following termination of his employment with the Company.

GRANTS OF PLAN-BASED AWARDS

					All Other	All Other
					Stock	Options
					Awards,	Awards,		Grant Date
		Estimated Possible Payouts Under Non-Equity			Number of	Number of	Exercise or	Fair Value
		Incentive Plan Awards (1)			Shares of	Securities	Base Price of	of Stock
	Grant				Stock, or	Underlying	Option	and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#) (2)	Options (#) (3)	Awards ($/SH)	Awards ($)
Edward L. Kaplan	7/12/06	$280,000	$ 560,000	$ 840,000	0	0	-	0
Charles R. Whitchurch	7/12/06	$68,841	$ 137,682	$ 206,523
	10/20/06				4,552			$165,511
	2/6/06					6,920	$43.35	$100,132
Hugh K. Gagnier	7/12/06	$69,697	$ 139,393	$ 209,090
	10/20/06				6,874			$249,939
	2/6/06					4,960	$43.35	$71,771
Veraje Anjargolian	7/12/06	$54,076	$ 108,151	$ 162,227
	10/20/06				4,673			$169,910
	2/6/06					5,767	$43.35	$83,448
Philip Gerskovich	7/12/06	$86,198	$ 172,396	$ 258,594
	10/20/06				6,708			$243,903
	2/6/06					23,068	$43.35	$333,794
____________________

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as cash annual incentive awards for 2006 under the Company’s 2006 Management Bonus Plan if various financial performance goals were achieved. The threshold, target and maximum award amounts are based on percentages of each Named Officer’s actual base salary earnings for 2006. The actual award amounts for the 2006 performance period were paid to the Named Officers in March 2007, and are reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table above. The 2006 Management Bonus Plan and the determination of award amounts under it are further described below in “Compensation Discussion and Analysis.”

(2)	Shares of restricted stock of the Company’s Common Stock granted under the 2006 Zebra Technologies Corporation Incentive Compensation Plan which vest on October 20, 2007, if the Named Officer remains employed by the Company until such date, but will vest before such date in the event of death, disability, resignation for Good Reason, a Change in Control (as such terms are defined in the 2006 Zebra Technologies Corporation Incentive Compensation Plan), or termination by the Company other than for Cause (as defined in each Named Officer’s restricted stock agreement (the “Restricted Stock Agreement”)) in accordance with the terms of the Restricted Stock Agreement. The restricted stock is forfeited in certain situations specified in the Restricted Stock Agreement, including if, before the restricted stock vests, the Named Officer’s employment is terminated by the Company for Cause (as defined in the Restricted Stock Agreement) or if the executive resigns other than for Good Reason. In addition, the vesting of the restricted stock may be accelerated upon the occurrence of other events as set forth in the Separation Agreements entered into between the Company and the Named Officer further described above in “Employment Arrangements.”

(3)	Non-qualified options for shares of the Company’s Common Stock granted under the Company’s 1997 Stock Option Plan at an exercise price equal to the closing market price on the date of grant. Such options are exercisable as follows: 15% on the first anniversary date in 2007, 17.5% on the second anniversary date in 2008, 20% on the third anniversary date in 2009, 22.5% on the fourth anniversary date in 2010, and 25% on the fifth anniversary date in 2011, and vesting accelerates upon a change in control in accordance with the terms of the 1997 Stock Option Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards

	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option		of Stock That	of Stock That
	Options (#)	Options (#)	Exercise Price	Option	Have Not Vested	Have Not
Name	Exercisable	Unexercisable	($)	Expiration Date	(#)	Vested ($)(1)
Edward L. Kaplan
3/23/2005	32,880	186,323 (2)	$ 45.62	3/23/2015

Charles R. Whitchurch
2/8/2002	0	14,065 (3)	$ 21.62	2/8/2012
2/11/2003	8,267	7,483 (3)	$ 25.23	2/11/2013
2/7/2005	1,452	8,234 (3)	$ 51.62	2/7/2015
2/6/2006	0	6,920 (3)	$ 43.35	2/6/2016
10/20/2006					4,552	$165,511

Hugh K. Gagnier
2/17/2000	45,000	0	$ 26.94	2/17/2010
2/14/2001	11,250	0	$ 18.17	2/14/2011
2/8/2002	42,185	14,065 (4)	$ 21.62	2/8/2012
2/11/2003	15,355	13,895 (4)	$ 25.23	2/11/2013
2/11/2004	3,412	7,088 (4)	$ 47.12	2/11/2014
2/7/2005	1,452	8,234 (4)	$ 51.62	2/7/2015
2/6/2006	0	4,960 (4)	$ 43.35	2/6/2016
10/20/2006					6,874	$249,939

Veraje Anjargolian
2/8/2002	0	9,847 (5)	$ 21.62	2/8/2012
2/11/2003	0	13,895 (5)	$ 25.23	2/11/2013
2/11/2004	3,412	7,088 (5)	$ 47.12	2/11/2014
2/7/2005	1,452	8,234 (5)	$ 51.62	2/7/2015
2/6/2006	0	5,767 (5)	$ 43.35	2/6/2016
10/20/2006					4,673	$169,910

Philip Gerskovich
3/10/2005	4,467	25,319 (6)	$ 50.36	3/10/2015
2/6/2006	0	23,068 (6)	$ 43.35	2/6/2016
10/20/2006					6,708	$243,903
____________________

(1)	The market value of such awards is based on the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share).

(2)	With respect to Mr. Kaplan’s unexercisable options granted on March 23, 2005, 38,360 vested on March 23, 2007, 43,841 vest on March 23, 2008, 49,321 vest on March 23, 2009 and 54,801 vest on March 23, 2010.

(3)	With respect to Mr. Whitchurch’s unexercisable options: (a) of those granted on February 8, 2002, the remaining 14,065 options vested on February 8, 2007; (b) of those granted February 11, 2003, 3,543 vested on February 11, 2007 and 3,940 vest on February 11, 2008; (c) of those granted on February 7, 2005, 1,695 vested on February 7, 2007, 1,937 vest on February 7, 2008, 2,180 vest on February 7, 2009 and 2,422 vest on February 7, 2010; and (d) of those granted on February 6, 2006, 1,038 vested on February 6, 2007, 1,211 vest on February 6, 2008, 1,384 vest on February 6, 2009, 1,557 vest on February 6, 2010 and 1,730 vest on February 6, 2011.

(4)	With respect to Mr. Gagnier’s unexercisable options: (a) of those granted on February 8, 2002, the remaining 14,065 options vested on February 8, 2007; (b) of those granted February 11, 2003, 6,580 vested on February 11, 2007 and 7,315 vest on February 11, 2008; (c) of those granted on February 11, 2004, 2,100 vested on February 11, 2007, 2,362 vest on February 11, 2008 and 2,626 vest on February 11, 2009; (d) of those granted on February 7, 2005, 1,695 vested on February 7, 2007, 1,937 vest on February 7, 2008, 2,180 vest on February 7, 2009 and 2,422 vest on February 7, 2010; and (e) of those granted on February 6, 2006, 744 vested on February 6, 2007, 868 vest on February 6, 2008, 992 vest on February 6, 2009, 1,116 vest on February 6, 2010 and 1,240 vest on February 6, 2011.

(5)	With respect to Mr. Anjargolian’s unexercisable options: (a) of those granted on February 8, 2002, the remaining 9,847 options vested on February 8, 2007; (b) of those granted February 11, 2003, 6,580 vested on February 11, 2007 and 7,315 vest on February 11, 2008; (c) of those granted on February 11, 2004, 2,100 vested on February 11, 2007, 2,362 vest on February 11, 2008 and 2,626 vest on February 11, 2009; (d) of those granted on February 7, 2005, 1,695 vested on February 7, 2007, 1,937 vest on February 7, 2008, 2,180 vest on February 7, 2009 and 2,422 vest on February 7, 2010; and (e) of those granted on February 6, 2006, 865 vested on February 6, 2007, 1,009 vest on February 6, 2008, 1,153 vest on February 6, 2009, 1,298 vest on February 6, 2010 and 1,442 vest on February 6, 2011.

(6)	With respect to Mr. Gerskovich’s unexercisable options: (a) of those granted on March 10, 2005, 5,212 vested on March 10, 2007, 5,958 vest on March 10, 2008, 6,702 vest on March 10, 2009 and 7,447 vest on March 10, 2010; and (b) of those granted on February 6, 2006, 3,460 vested on February 6, 2007, 4,036 vest on February 6, 2008, 4,613 vest on February 6, 2009, 5,190 vest on February 6, 2010 and 5,768 vest on February 6, 2011.

OPTION EXERCISES AND STOCK VESTED

     The Company did not grant restricted stock prior to 2006 and no outstanding stock awards vested during 2006 for any Named Officers. The table below sets forth information with respect to options exercised by the Named Officers during 2006.

Options Exercised
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Edward L. Kaplan	0	$0
Charles R. Whitchurch	38,500	$850,089
Hugh K. Gagnier	0	$0
Veraje Anjargolian	17,523	$390,768
Philip Gerskovich	0	$0
____________________

(1)	Value calculated as the difference between the market price of the underlying securities on the date of exercise and the exercise price of the exercised options.

NON-QUALIFIED DEFERRED COMPENSATION

     Pursuant to the Company’s Executive Non-Qualified Deferred Compensation Plan effective January 1, 2002 (the “2002 Deferral Plan”) and its 2005 Executive Deferred Compensation Plan effective January 1, 2005 (the “2005 Deferral Plan”) (the 2002 Deferral Plan and the 2005 Deferral Plan are collectively referred to herein as the “Deferral Plans”), Named Officers may defer, on a pre-tax basis, all or a portion of base salary, commissions and bonus earned each year. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among the Deferral Plans’ available funds offerings. All credited amounts under the Deferral Plans are unfunded general obligations of the Company, and the participants have no greater rights to their respective payments than the rights of any unsecured general creditor of the Company.

     The values of each participant’s account under the Deferral Plans change based upon the performance of the funds designated by the participant from various money market and investment funds offerings. Amounts deferred under the Deferral Plans are paid either in a lump sum or in annual installments pursuant to the terms of the Deferral Plans. To date, the Company has not made contributions to the Deferral Plans, but pays all of the Deferral Plans’ administrative costs and expenses.

     The table below reflects the funds available under the Deferral Plans in which the Named Officers’ accounts had investment balances as of December 31, 2006 and the funds’ annual rates of return for 2006, as reported by the administrator of the Deferral Plans. The Deferral Plans are further described below in “Compensation Discussion and Analysis.”

Fund Name	2006 Rate of Return
AIM V.I. International Growth Fund (Series I Shares)	28.23%
AllianceBernstein Small/Mid Cap Value Portfolio (Class A)	14.42%
American Funds Growth Fund (Class 2)	10.22%
DWS Equity 500 Index VIP (Class A)	15.52%
DWS Small Cap Index VIP (Class A)	17.49%
Fidelity VIP Contrafund Portfolio (Service Class)	11.59%
Lincoln VIP Money Market Fund (Standard Class)	4.68%

     The table below sets forth information regarding the Named Officers’ participation in the Deferral Plans in 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contribution in	Earnings in Last	Withdrawals/Distributions	Balance at Last
Name	Last FY ($) (1)	Last FY ($)	FY ($)	($)	FYE ($) (2)
Edward L. Kaplan	$625,069	$0	$451,554	$0	$4,681,224
Charles R. Whitchurch	$26,000	$0	$27,096	$0	$211,610
Hugh K. Gagnier	$0	$0	$3,518	$0	$29,775
Veraje Anjargolian	$0	$0	$0	$0	$0
Philip Gerskovich	$0	$0	$0	$0	$0
____________________

(1)	All 2006 executive contributions are included in the Named Officer’s salary compensation reported in the Summary Compensation Table above.

(2)	Amounts reflected include the following amounts that have been reported as compensation to the Named Officer in the Company’s Summary Compensation Tables in its annual Proxy Statements for previous years: Mr. Kaplan: $3,330,767; Mr. Whitchurch: $139,593; and Mr. Gagnier: $16,250.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following paragraphs and tables describe the potential payments and benefits to which the Named Officers would be entitled from the Company pursuant to their individual employment agreements, the Special Separation Agreements described above in “Employment Arrangements,” and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2006 or upon a change in control of the Company, if such change in control had occurred as of December 31, 2006.

     The amounts in the tables and descriptions below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

     For purposes of the following tables, and their footnotes, all terms used with respect to events of termination or “change in control” have the meanings given to them in the applicable agreements and plans. Where appropriate, such terms include without limitation “change in control,” “cause,” “good reason,” “disability,” “change of CEO,” “healthcare,” “medical,” “insurance” and “benefits.”

Mr. Kaplan - Potential Payments upon Termination or Change in Control.

     Except for benefits plans provided on a non-discriminatory basis to full-time salaried employees generally or as otherwise described in the following two paragraphs, Mr. Kaplan is not a party to any employment agreement, separation agreement or other individual agreements or a participant under any Company plan, pursuant to which he will receive compensation or benefits upon a termination event or change in control of the Company. All stock options held by Mr. Kaplan as of December 31, 2006 have exercise prices in excess of the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006, the last trading day of the fiscal year.

     Under the 2006 Bonus Plan described below in “Compensation Discussion and Analysis,” if Mr. Kaplan’s employment was terminated by reason of his death during the year, the Company would have paid a prorated portion of the amount otherwise due to him for 2006 (for purposes hereof, 100% of the bonus, based on his employment for all of 2006).

     In addition, Mr. Kaplan may receive payments under the Deferral Plans described above in “Non-Qualified Deferred Compensation” and below in “Compensation Discussion and Analysis.” As described above in “Non-Qualified Deferred Compensation,” such amounts are compensation previously earned by Mr. Kaplan of which he chose to defer payment plus the credited gains and losses on such amounts based on the performance of his investment elections under the Deferral Plans. Under the 2002 Deferral Plan, (a) if Mr. Kaplan dies, his deferred compensation under the 2002 Deferral Plan (i.e., contributions and earnings of $3,386,056) is immediately payable in a lump sum, and (b) if Mr. Kaplan becomes totally and permanently disabled or if his employment terminates for any reason other than death or such disability, his deferred compensation under the 2002 Deferral Plan is immediately payable in a lump sum, or if it was requested at the time of deferral, in annual installments. Under the 2005 Deferral Plan, (a) if Mr. Kaplan separates from service (as defined under applicable Treasury Department regulations) after reaching age 65, his deferred compensation (i.e., contributions and earnings of $1,295,168) under the 2005 Deferral Plan is payable as specified by Mr. Kaplan in a deferral election form previously completed by him, which may provide for a lump sum payment or annual installments over no more than ten years; (b) if Mr. Kaplan dies, becomes disabled or otherwise has a separation from service before age 65, such deferred compensation is payable in a lump sum; and (c) if the Company undergoes a change in control, such deferred compensation is payable in a lump sum.

Mr. Whitchurch - Potential Payments upon Termination or Change in Control

							Involuntary
							Without
							Cause
							Termination
						Involuntary	or Voluntary
						Termination	for Good
						w/in 6 mos. of	Reason
	Involuntary	Voluntary				Change of	Termination,
	Without	Termination				CEO or	w/in 12 mos.
	Cause	For Good			Change in	Change in	after Change
Component	Termination	Reason	Death	Disability	Control	Control	of CEO
Cash severance	-	-	-	-	-	$275,800 (1)	$275,800 (2)

Cash award under 2006 Bonus Plan(3)	-	-	$38,689	-	-	-	-

Accelerated deferred compensation(4)	$211,610	$211,610	$211,610	$211,610	$59,582	$211,610	$211,610

Accelerated Equity
Restricted stock(5)	$158, 364	$158,364	$158,364	$158,364	$158,364	$158,364	$158,364
Stock options(6)
Granted 2/8/2002(7)	-	-	$185,236	$185,236	$185,236	$185,236 (1)	$185,236
Granted 2/11/2003(8)	-	-	$71,537	$71,537	$71,537	$71,537 (1)	$71,537
Other benefits
Healthcare benefits(9)	-	-	-	-	-	-	$5,678 (2)
Life insurance premiums(10)	-	-	-	-	-	-	$231 (2)
Outplacement Services(11)	-	-	-	-	-	-	$32,000 (2)

TOTAL	$369,974	$369,974	$665,436	$626,747	$474,719	$902,547	$940,456
____________________

(1)	Pursuant to his Employment Agreement further described above in “Employment Arrangements,” if Mr. Whitchurch is terminated within six months of a change in control or a change of CEO, he will receive twelve months continuation of base salary and all of his options will vest.

(2)	Represents the amounts and benefits to which Mr. Whitchurch is entitled under the Special Separation Agreement further described above in “Employment Arrangements.” Under the Special Separation Agreement, he will receive fifty-two weeks continuation of his base salary and coverage under the Company’s medical, dental and life plans. Those amounts would be reduced by the amount of any severance amounts to which Mr. Whitchurch is entitled under any other agreements, including some amounts set forth in the other columns of this Table.

(3)	Represents the amount the Company is obligated to pay Mr. Whitchurch under the 2006 Bonus Plan based on individual and performance goals attained during 2006, as further described below in “Compensation Discussion and Analysis.” If his employment was terminated by reason of his death during the year, the Company would have paid a prorated portion of the amount otherwise due to him for 2006 (i.e., for purposes of this Table, 100% of the bonus, based on his employment for all of 2006). In the event his employment was terminated prior to the end of the plan year for reasons other than voluntary resignation, for cause or death, a prorated bonus award could have been paid in the sole discretion of the Company. For purposes of this Table, it is assumed no such discretionary amount would have been paid.

(4)	Represents the amount of deferred compensation under the Deferral Plans that would become immediately payable. As described above in “Non-Qualified Deferred Compensation,” such amounts are compensation previously earned by Mr. Whitchurch of which he chose to defer payment plus the credited gains and losses on such amounts based on the performance of his investment elections under the Deferral Plans. Under the 2002 Deferral Plan, (a) if Mr. Whitchurch dies, his deferred compensation under the 2002 Deferral Plan (i.e., contributions and earnings of $152,028) is immediately payable in a lump sum, and (b) if Mr. Whitchurch becomes totally and permanently disabled or if his employment terminates for any reason other than death or such disability, his deferred compensation under the 2002 Deferral Plan is immediately payable in a lump sum, or if it was requested at the time of deferral, in annual installments. Under the 2005 Deferral Plan, (a) if Mr. Whitchurch separates from service (as defined under applicable Treasury Department regulations) after reaching age 65, his deferred compensation (i.e., contributions and earnings of $59,582) under the 2005 Deferral Plan is payable as specified by Mr. Whitchurch in a deferral election form previously completed by him, which may provide for a lump sum payment or annual installments over no more than ten years; (b) if Mr. Whitchurch dies, becomes disabled or otherwise has a separation from service before age 65, such deferred compensation is payable in a lump sum; and (c) if the Company undergoes a change in control, such deferred compensation is payable in a lump sum.

(5)	The value of the restricted stock awards is based on the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share). Represents the value of 4,552 shares of restricted stock granted on October 20, 2006, that may become fully vested on October 20, 2007, or if earlier, upon (a) a change in control, (b) termination due to death or disability, (c) voluntary termination for good reason, or (d) involuntary termination without cause. The restricted stock grants are further discussed below in the “Restricted Stock and Special Separation Agreements” section of “Compensation Discussion and Analysis.”

(6)	The value of the accelerated options is calculated on a per share basis as the excess of the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share) over the per share exercise price of such options.

(7)	Represents the value of unvested options to purchase 14,065 shares of the Company’s Common Stock for an exercise price of $21.62 granted February 8, 2002, that would become fully vested upon (a) a change in control, (b) termination due to death or disability, (c) involuntary termination within six months after a change of CEO or change in control, or (d) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(8)	Represents the value of unvested options to purchase 7,483 shares of the Company’s Common Stock for an exercise price of $25.23, granted February 11, 2003, that would become fully vested upon (a) a change in control (b) termination due to death or disability, (c) involuntary termination within six months after a change of CEO or change in control, or (d) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(9)	Represents the cost of healthcare coverage for one year for the Named Executive and his eligible dependants medical: $5,027; dental: $651.

(10)	Represents the cost of such insurance coverage for one year for the Named Executive.

(11)	Represents the maximum amount the Company is obligated to pay for professional outplacement services under the Special Separation Agreement.

Mr. Gagnier - Potential Payments upon Termination or Change in Control

							Involuntary
							Without Cause
							Termination or
							Voluntary for
	Involuntary	Voluntary					Good Reason
	Without	Termination					Termination,
	Cause	For Good				Change in	w/in 12 mos. after
Component	Termination	Reason	Death		Disability	Control	Change of CEO
Cash severance	$312,400 (1)	-	$303,255	(1)	-	$312,400 (1)	$312,400 (2)

Cash award under 2006 Bonus Plan(3)	-	-	$50,612		-	-	-

Accelerated deferred compensation(4)	$29,775	$29,775	$29,775		$29,775	-	$29,775

Accelerated Equity
Restricted stock(5)	$239,146	$239,146	$239,146		$239,146	$239,146	$239,146
Stock options(6)
Granted 2/8/2002(7)	-	-	$185,236		$185,236	$185,236	$185,236
Granted 2/11/2003(8)	-	-	$132,836		$132,836	$132,836	$132,836
Other benefits
Healthcare benefits(9)	$8,797 (1)	-	-		-	-	$9,456 (2)
Life insurance premiums(10)	$231 (1)	-	-		-	-	$231 (2)
Outplacement Services(11)	-	-	-		-	-	$32,000 (2)

TOTAL	$590,349	$268,921	$940,860		$586,993	$869,618	$941,080
____________________

(1)	Pursuant to his Employment Agreement further described above in “Employment Arrangements,” (a) if Mr. Gagnier becomes disabled, he shall continue to receive base salary and earned incentive bonuses (less any amounts received pursuant to any disability policy or program) for a period of one year or until December 31st at 11:59 p.m., whichever occurs first (i.e., for purposes of this Table, compensation for zero days is based on a termination date of December 31, 2006) except to the extent provided by the Company’s disability policy; (b) if Mr. Gagnier dies, his estate shall receive a payment equal to his base salary and incentive bonus (as defined in the Employment Agreement) during his last full year of employment (i.e., for purposes of this Table, 2005); (c) upon a change in control, Mr. Gagnier may (but is not required to) terminate his Employment Agreement within one year after such event and receive a lump sum severance payment equal to one year of his base salary at the time of termination (this Table assumes that Mr. Gagnier terminates his Employment Agreement); (d) and upon voluntary termination by Mr. Gagnier (whether or not for good reason), Mr. Gagnier shall not be entitled to any compensation or severance payment; and (e) if the Company terminates Mr. Gagnier without cause, he will receive one year continuation of base salary, medical benefits and life insurance.

(2)	Represents the amounts and benefits to which Mr. Gagnier is entitled under the Special Separation Agreement further described above in “Employment Arrangements.” Under the Special Separation Agreement, he will receive fifty-two weeks continuation of his base salary and coverage under the Company’s medical, dental and life plans. These amounts would be reduced by the amount of any severance amounts to which Mr. Gagnier is entitled under any other agreements, including some amounts set forth in the other columns of this Table.

(3)	Represents the amount the Company is obligated to pay Mr. Gagnier under the 2006 Bonus Plan based on individual and performance goals attained during 2006, as further described below in “Compensation Discussion and Analysis.” If his employment was terminated by reason of his death during 2006, the Company would have paid a prorated portion of the amount otherwise due to him for 2006 (i.e., for purposes of this Table, 100% of the bonus, based on his employment for all of 2006). In the event his employment was terminated prior to the end of the plan year for reasons other than voluntary resignation, for cause or death, a prorated bonus award could have been paid in the sole discretion of the Company. For purposes of this Table, it is assumed no such discretionary amount would have been paid.

(4)	Represents the amount of deferred compensation under the 2002 Deferral Plan that would become immediately payable. As described above in “Non-Qualified Deferred Compensation,” such amounts are compensation previously earned by Mr. Gagnier of which he chose to defer payment plus the credited gains and losses on such amounts based on the performance of his investment elections under the Deferral Plans. Under the 2002 Deferral Plan, (a) if Mr. Gagnier dies, his deferred compensation under the 2002 Deferral Plan (i.e., contributions and earnings of $29,775) is immediately payable in a lump sum, and (b) if Mr. Gagnier becomes totally and permanently disabled or if his employment terminates for any reason other than death or such disability, his deferred compensation under the 2002 Deferral Plan is immediately payable in a lump sum, or if it was requested at the time of deferral, in annual installments.

(5)	The value of the restricted stock awards is based on the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share). Represents the value of 6,874 shares of restricted stock granted on October 20, 2006, that may become fully vested on October 20, 2007, or if earlier, upon (a) a change in control, (b) termination due to death or disability, (c) voluntary termination for good reason, or (d) involuntary termination without cause. The restricted stock grants are further discussed below in the “Restricted Stock and Special Separation Agreements” section of “Compensation Discussion and Analysis.”

(6)	The value of the accelerated options is calculated on a per share basis as the excess of the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share) over the per share exercise price of such options.

(7)	Represents the value of unvested options to purchase 14,065 shares of the Company’s Common Stock for an exercise price of $21.62 granted February 8, 2002, that would become fully vested upon (a) a change in control, (b) termination due to death or disability, or (c) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(8)	Represents the value of unvested options to purchase 13,895 shares of the Company’s Common Stock for an exercise price of $25.23, granted February 11, 2003, that would become fully vested upon (a) a change in control, (b) termination due to death or disability, or (c) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(9)	Represents the cost of healthcare coverage for one year for the Named Executive and his eligible dependants (medical: $8,797; dental: $659).

(10)	Represents the cost of such insurance coverage for one year for the Named Executive.

(11)	Represents the maximum amount the Company is obligated to pay for professional outplacement services under the Special Separation Agreement.

     Mr. Anjargolian - Potential Payments upon Termination or Change in Control

							Involuntary
							Without Cause
							Termination or
							Voluntary for
	Involuntary	Voluntary					Good Reason
	Without	Termination					Termination, w/in
	Cause	For Good				Change in	12 mos. after
Component	Termination	Reason	Death	Disability		Control	Change of CEO
Cash severance	$121,350 (1)	-	-	$60,675	(1)	-	$242,700 (2)

Cash award under 2006 Bonus Plan (3)	-	-	$112,235	-		-	-

Accelerated Equity
Restricted stock(4)	$162,574	$162,574	$162,574	$162,574		$162,574	$162,574
Stock options(5)
Granted 2/8/2002(6)	-	-	$129,685	$129,685		$129,685	$129,685
Granted 2/11/2003(7)	-	-	$132,836	$132,836		$132,836	$132,836
Other benefits
Healthcare benefits(8)	$1,257 (1)	-	-	$628	(1)	-	$2,703 (2)
Life insurance premiums(9)	-	-	-	$58	(1)	-	$231 (2)
Outplacement Services(10)	-	-	-	-		-	$32,000 (2)

TOTAL	$285,181	$162,574	$537,330	$486,456		$425,095	$702,729
____________________

(1)	Pursuant to his Employment Agreement further described above in “Employment Arrangements,” (a) if Mr. Anjargolian becomes disabled, he may remain a participant in the Company’s benefit and compensation plans in accordance with such plans and if he is disabled for three of six months or is expected to be disabled for such period, he may be terminated, in which case his rights to any salary, benefits or payments will be terminated to the maximum extent permitted by law or applicable Company plans (for purposes of this Table, it is assumed that Mr. Anjargolian will be paid three months continuation of his salary and benefits if he becomes disabled); (b) upon termination by the Company for cause or voluntary termination by Mr. Anjargolian (whether or not for good reason), his rights to any salary, benefits or payments will be terminated to the maximum extent permitted by law or applicable Company plans; and (c) if the Company terminates Mr. Anjargolian without cause, he will receive six months continuation of base salary and medical benefits.

(2)	Represents the amounts and benefits to which Mr. Anjargolian is entitled under the Special Separation Agreement further described above in “Employment Arrangements.” Under the Special Separation Agreement, he will receive fifty-two weeks continuation of his base salary and coverage under the Company’s medical, dental and life plans. These amounts would be reduced by the amount of any severance amounts to which Mr. Anjargolian is entitled under any other agreements, including some amounts set forth in the other columns of this Table.

(3)	Represents the amount the Company is obligated to pay Mr. Anjargolian under the 2006 Bonus Plan based on individual and performance goals attained during 2006, as further described below in “Compensation Discussion and Analysis.” If his employment was terminated by reason of his death during 2006, the Company would have paid a prorated portion of the amount otherwise due to him for 2006 (i.e., for purposes of this Table, 100% of the bonus, based on his employment for all of 2006). In the event his employment was terminated prior to the end of the plan year for reasons other than voluntary resignation, for cause or death, a prorated bonus award could have been paid in the sole discretion of the Company. For purposes of this Table, it is assumed no such discretionary amount would have been paid.

(4)	The value of the restricted stock awards is based on the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share). Represents the value of 4,673 shares of restricted stock granted on October 20, 2006, that may become fully vested on October 20, 2007, or if earlier, upon (a) a change in control, (b) termination due to death or disability, or (c) voluntary termination for good reason or (d) involuntary termination without cause. The restricted stock grants are further discussed below in the “Restricted Stock and Special Separation Agreements” section in “Compensation Discussion and Analysis.”

(5)	The value of the accelerated options is calculated on a per share basis as the excess of the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share) over the per share exercise price of such options.

(6)	Represents the value of unvested options to purchase 9,847 shares of the Company’s Common Stock for an exercise price of $21.62 granted February 8, 2002, that would become fully vested upon (a) a change in control, (b) termination due to death or disability, or (c) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(7)	Represents the value of unvested options to purchase 13,895 shares of the Company’s Common Stock for an exercise price of $25.23, granted February 11, 2003, that would become fully vested upon (a) a change in control, (b) termination due to death or disability, or (c) within twelve months after a change of CEO, voluntary termination for good reason or involuntary termination without cause.

(8)	Represents the cost of healthcare coverage for the Named Executive and his eligible dependants (medical: $2,513; dental: $190).

(9)	Represents the cost of such insurance coverage for the Named Executive.

(10)	Represents the maximum amount the Company is obligated to pay for professional outplacement services under the Special Separation Agreement.

Mr. Gerskovich – Potential Payments upon Termination or Change in Control

						Involuntary
						Without Cause
						Termination or
						Voluntary for
	Involuntary	Voluntary				Good Reason
	Without	Termination				Termination, w/in
	Cause	For Good			Change in	12 mos. after
Component	Termination	Reason	Death	Disability	Control	Change of CEO
Cash severance(1)	$348,400	$348,400	-	-	-	$ 348,400 (2)

Cash award under 2006 Bonus Plan(3)	-	-	$96,887	-	-	-

Accelerated Equity
Restricted stock(4)	$233,371	$233,371	$233,371	$ 233,371	$233,371	$ 233,371

Other benefits
Healthcare benefits(5)	-	-	-	-	-	$ 10,552 (2)
Life insurance premiums(6)	-	-	-	-	-	$ 231 (2)
Outplacement Services(7)	-	-	-	-	-	$ 32,000 (2)

TOTAL	$581,771	$581,771	$330,258	$ 233,371	$233,371	$ 624,554

(1)	Pursuant to his Executive Employment Agreement, (a) if Mr. Gerskovich’s employment is terminated due to disability, he will continue as a participant in the Company’s benefit plans and programs in accordance with the terms of such benefit plans and programs available to other senior executives whose employment is terminated for disability (for purposes of this Table, it is assumed that such terms do not provide for any continued participation); and (b) if Mr. Gerskovich is terminated without cause or if he terminates his employment for good reason, he will receive twelve months continuation of his base salary and such amount shall be reduced by the amounts payable to Mr. Gerskovich under any severance plan or arrangement maintained by the Company.

(2)	Represents the amounts and benefits to which Mr. Gerskovich is entitled under the Special Separation Agreement further described above in “Employment Arrangements.” Under the Special Separation Agreement, he will receive fifty-two weeks continuation of his base salary and coverage under the Company’s medical, dental and life plans. These amounts would be reduced by the amount of any severance amounts to which Mr. Gerskovich is entitled under any other agreements, including some amounts set forth in the other columns of this Table.

(3)	Represents the amount the Company is obligated to pay Mr. Gerskovich under the 2006 Bonus Plan based on individual and performance goals attained during 2006, as further described below in “Compensation Discussion and Analysis.” If his employment was terminated by reason of his death during 2006, the Company would have paid a prorated portion of the amount otherwise due to him for 2006 (i.e., for purposes of this Table, 100% of the bonus, based on his employment for all of 2006). In the event his employment was terminated prior to the end of the plan year for reasons other than voluntary resignation, for cause or death, a prorated bonus award could have been paid in the sole discretion of the Company. For purposes of this Table, it is assumed no such discretionary amount would have been paid.

(4)	The value of the restricted stock awards is based on the closing price of the Company’s Common Stock listed on The NASDAQ Stock Market on December 29, 2006 ($34.79 per share). Represents the value of 6,708 shares of restricted stock granted on October 20, 2006, that may become fully vested on October 20, 2007, or if earlier, upon (a) a change in control, (b) termination due to death or disability, (c) voluntary termination for good reason or (d) involuntary termination without cause. The restricted stock grants are further discussed below in the “Restricted Stock and Special Separation Agreements” section in “Compensation Discussion and Analysis.”

(5)	Represents the cost of healthcare coverage for one year for the Named Executive and his eligible dependants (medical: $9,446; dental: $1,106).

(6)	Represents the cost of such insurance coverage for one year for the Named Executive.

(7)	Represents the maximum amount the Company is obligated to pay for professional outplacement services under the Special Separation Agreement.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information related to the Company’s equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	2,461,437 (1)	$34.07	5,413,033 (2)
Equity Compensation Plans Not Approved by
Security Holders	—	—	—
Total	2,461,437	34.07	5,413,033
____________________

(1)	Includes shares of the Company’s Class A Common Stock issuable pursuant to outstanding options under the Company’s 1997 Stock Option Plan, 2006 Zebra Technologies Corporation Incentive Compensation Plan, 1997 Non-Employee Director Stock Option Plan and 2002 Non-Employee Director Stock Option Plan.

(2)	Includes total number of authorized, but unissued, shares of the Company’s Class A Common Stock that are available for issuance under the Company’s 2006 Zebra Technologies Corporation Incentive Compensation Plan, 2002 Non-Employee Director Stock Option Plan and 2001 Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is comprised of two directors: Dr. Potter, Chair, and Mr. Knowles, each of whom is independent under current listing requirements of The NASDAQ Stock Market. The Compensation Committee establishes compensation policies and programs for the Company’s executive officers. It operates under a written charter adopted by the Board. The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) set forth below and based on its review and discussion with management has recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Compensation Committee
Robert J. Potter, Chair
Christopher G. Knowles

COMPENSATION DISCUSSION AND ANALYSIS

     The objectives of the Company’s compensation programs are to enable it to attract, motivate and retain highly skilled and experienced executives and to reward them based upon their contributions. The Company’s compensation programs are designed to reward executive officers for meeting individual, business unit and/or corporate financial performance goals, as further described below. The Compensation Committee (the “Committee”) described above in “Compensation Committee Report” establishes the compensation programs and the compensation for each executive officer, including the Named Officers.

     Compensation Elements. Compensation of the executive officers is reviewed and typically adjusted annually by the Committee. Consistent with prior years, the three principal components of the Company’s compensation program for executive officers for 2006 consisted of base salaries, annual cash bonuses based on the achievement of financial performance measures, and except for the Company’s Chief Executive Officer, Mr. Kaplan, and Mr. Cless, the Company’s Executive Vice President, long-term incentives in the form of non-qualified stock options. Although the Committee considered the aggregate amount of all compensation components for each Named Officer, it determined that each component serves particular objectives, and therefore, are considered independent of each other.

     As a result of Mr. Kaplan’s announced intention to retire as the Company’s Chief Executive Officer and the Company’s search for a new Chief Executive Officer, as further described below, the Company made a special retention grant of restricted stock to certain of its executive officers, including its Named Officers, but not to Messrs. Kaplan or Cless.

     The Committee has determined that each compensation element serves particular objectives and, therefore, is considered independent of the other elements. However, the Committee considered the historical aggregate compensation of the Named Officers and reviewed their compensation for 2006 on an aggregate basis.

     The Company provides a 401(k) plan to eligible employees, including its executive officers. It also provides a non-qualified deferred compensation plan in which the executive officers may participate. In accordance with applicable tax laws, eligible participants have an opportunity to defer, on a pre-tax basis, all or a portion of the participant’s base salary, commissions and bonus earned each year. Deferred amounts are credited to the participant’s account, which also is credited with earnings on those amounts based on hypothetical investments selected by the participant. In addition to such earnings, the Company may, but is not required to, specify additional discretionary amounts which the Company may credit to a participant’s account (to date, no such discretionary amounts have been credited to any account). Until the deferred amounts are actually paid, the participant pays no taxes on them other than FICA and Medicare taxes. The Company receives no tax deduction for payment of the deferred amounts until they are actually paid, although it does pay and deduct the employer’s portion of FICA and Medicare taxes.

     The Company does not provide perquisites such as car allowances, club memberships and financial planning services. Additionally, except for the Company’s 401(k) plan, the deferred compensation plan and the Company’s equity-based incentive compensation plans described below, the Company does not provide other long-term compensation plans such as supplemental executive retirement plans, pension plans or defined benefit plans.

     Base Salaries. Annual base salaries are intended to provide an appropriate level of fixed cash compensation to aid in the attraction and retention of executive officers. The Committee typically reviews the salaries of the executive officers annually and may adjust the salaries based on individual performance, the position of the base salary within the established salary range, executive experience levels, competitive compensation levels and rates of increase, and the Company’s overall salary budget. In addition, the Committee may adjust executive officers’ salaries prospectively, or in some cases retrospectively, during the year if they change positions within the Company or assume new responsibilities. The Committee determined 2006 annual base salaries for the Company’s executive officers in consultation with Mr. Kaplan, excluding his own compensation. Mr. Kaplan’s base salary was considered by the Committee separately. In all cases, base salaries were determined based on the responsibilities and performance of the executive officer, the performance of the Company relative to Company performance goals and/or the performance of the executive officer’s business unit relative to the business unit’s performance goals.

     In determining base salaries for 2006, the Committee considered each individual executive officer’s position in his salary range. The salary range was determined, in part, by data provided in a salary survey compiled for the Company in February 2005 by a compensation consulting firm. The survey contained compensation information for comparable executive positions at U.S.-based technology companies with net revenue, total assets, total equity and market capitalization that were generally comparable to the Company’s. In addition, the relative importance of each position to the Company was also considered in determining the salary range for each position. For 2006, the Committee maintained a salary range for each Named Officer, the midpoint of which approximates the median of base salaries provided to executives with similar responsibilities as reported in the 2005 survey and adjusted annually for general economic changes. The salary range for all Named Officers ranges from 77% to 123% of the respective midpoint.

     Based on individual considerations with respect to each Named Officer such as his experience and contributions to the Company, and recognizing that the Company must also react to a competitive marketplace on a case-by-case basis when seeking to recruit and retain executives, the Committee endeavors to set each Named Officer’s salary within the salary range. For 2006, the salaries for the Named Officers other than Mr. Kaplan were set between 92% and 116% of their respective midpoints.

     The Committee determined Mr. Kaplan’s 2006 annual base salary using the same methodology used for the other executive officers. It determined his target salary range, the midpoint of which approximates the median of base salaries provided to chief executive officers in the 2005 survey described above. Based upon its evaluation of Mr. Kaplan’s contributions to the Company and his importance to its continued growth, the Committee set his salary at 122% of the target salary range midpoint. In approving Mr. Kaplan’s 2006 annual base salary, the Committee also considered the performance of the Company during 2005. Mr. Kaplan was not present during any discussions involving his compensation.

     Annual Cash Bonuses. The Company’s annual cash bonuses are designed to incentivize and reward executive officers for achieving or exceeding predetermined financial goals that reflect positive results of the annual financial performance of the Company, and in certain situations, the annual financial performance of a particular business unit. The Committee determines a target bonus level for each Named Officer, which approximates the median of cash bonuses provided to executive officers with similar responsibilities as reported in the compensation survey described above. The Committee further determines a bonus range for all executive officers which, in 2006, ranged between 0% and 150% of their respective target bonus level.

     The annual cash bonuses are paid, if at all, based on the achievement of financial performance goals set for the individual executive officers. The amount of each executive officer’s bonus depends upon the level of attainment of financial performance goals for the year. For 2006, Mr. Kaplan and each of the Company’s other Named Officers participated in the Company’s 2006 Management Bonus Plan (the “2006 Bonus Plan”). Each Named Officer’s target bonus under the 2006 Bonus Plan was based upon a percentage of the Named Officer’s actual base salary earnings during the calendar year. Target bonus percentages ranged from 45% to 80% of a Named Officer’s annual base salary earnings, depending upon his relative position within the Company. Generally, the target bonus percentage of base salary earnings is higher for executive officers in more senior positions and who have more responsibility.

     Messrs. Kaplan, Whitchurch and Gerskovich were eligible for annual cash bonuses based on the Company’s achievement of specific consolidated operating profit growth levels for 2006. Annual cash bonuses were paid to Mr. Kaplan and Mr. Gerskovich at 56.2% of their targeted bonus amounts based on the Company’s performance and to Mr. Whitchurch at 28% of his targeted bonus amount based on the Company’s performance and other factors. Messrs. Gagnier and Anjargolian were eligible for annual cash bonuses based on their respective assigned business unit’s achievement of specific operating profit growth levels for 2006. Annual cash bonuses were paid to Messrs. Gagnier and Anjargolian, respectively, at 36.3% and 103.8% of their targeted bonus amounts based on their respective assigned business unit’s performance relative to such criteria.

     Stock Options. In 2006, the Company awarded stock options to executive officers under its stockholder-approved 1997 Stock Option Plan. The Company awards stock options to provide long-term incentives related to stock appreciation and competitive compensation packages. The Committee believes it is important that all of its executive officers have a direct incentive to create stockholder value over a long-term investment horizon. Accordingly, stock options usually vest over a five-year period, with a portion of the stock options vesting on each of the first five anniversaries of the grant date.

     The stock options granted to each executive officer other than Messrs. Kaplan and Cless, are recommended to the Committee by Mr. Kaplan and the Vice President, Human Resources as part of the Company’s allocation of option grants to all eligible employees. Individual stock option grant recommendations are generally determined by calculating a targeted number of unvested stock options for the executive officer and granting a number of stock options intended to provide to the executive officer total unvested stock options which, over time, will be maintained at a level that approximates the targeted amount of unvested stock option holdings. Each executive officer’s targeted number of unvested stock options is set by the Committee. Such number equals the net present value of five times the executive officer’s base salary and is adjusted based on the executive officer’s position within the Company, his individual performance, his perceived potential and contributions to the Company, and competitive marketplace practices.

     In 2006, the Committee awarded stock options to each executive officer other than Messrs. Kaplan and Cless based on the methodology described above. Historically and in 2006, the Committee granted stock options to the executive officers during the first quarter of the year, two days before the previous fiscal year’s financial results were announced.

     The Company did not award Mr. Kaplan stock options in 2006. Since the Company became a public company in 1991, Mr. Kaplan received stock options only one time, in 2005. Mr. Cless has never been awarded stock options.

     There generally are no federal income tax consequences to a participant or the Company upon the grant of either an incentive stock option (an “ISO”) or a non-qualified stock option (an “NSO”). Upon the exercise of an NSO, the executive officer generally will recognize ordinary income in an amount equal to: (i) the fair market value, on the date of exercise, of the acquired shares, less (ii) the exercise price of the NSO. Subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), in most cases the Company will be entitled to a tax deduction in the same amount. Upon the exercise of an ISO, the executive officer generally recognizes no immediate taxable income. Provided that certain holding periods and other requirements are met, income recognition is deferred until the executive officer sells the shares. If the ISO is exercised no later than three months after the termination of the executive officer’s employment, and the executive officer does not dispose of the acquired shares within two years after the date the ISO was granted and within one year after the exercise of the ISO, the gain on the sale will be treated as a long-term capital gain. In the event of an option holder’s death or disability while he or she is employed by the Company, he or she (or his or her estate) generally has twelve months after such event to exercise the stock options.

     Generally, the Company will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the shares are not held for the full term of the holding period outlined above, or otherwise do not satisfy the ISO requirements, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income. Subject to Section 162(m), in most cases the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an ISO over the exercise price constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Code.

     Restricted Stock and Special Separation Agreements. To encourage the retention of executive officers after Mr. Kaplan’s announcement in September 2006 of his intention to retire from the Company, the Committee approved a special grant of restricted stock awards to the Company’s executive officers other than Messrs. Kaplan and Cless, and recommended and approved Special Separation Agreements with the Company’s executive officers other than Messrs. Kaplan and Cless.

     The Committee determined that it was in the best interest of the Company to grant restricted stock to the executive officers as an incentive for them to remain employed by the Company during the search for a new chief executive officer and the transition period. The restricted stock awards for each executive officer were valued at the executive officer’s base salary less an amount based on a number of factors including the difficulty of replacing the executive officer and the executive officer’s relative importance to the Company. The executive officers’ restricted stock awards were determined by the Compensation Committee in consultation with Mr. Kaplan and the Vice President, Human Resources. The restricted stock was awarded under the 2006 Zebra Technologies Corporation Incentive Compensation Plan and will vest in October 2007 if the executive officer remains employed by the Company throughout the one-year vesting period. Under certain circumstances the restricted stock may vest or be forfeited before the end of the one-year period.

     Under the Special Separation Agreements entered into with each of the Company’s executive officers other than Messrs. Kaplan and Cless, if the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason within twelve months after the start date of the Company’s new Chief Executive Officer that replaces Mr. Kaplan as Chief Executive Officer, the terminated executive officer will be entitled to a twelve-month continuation of his base salary at the time of termination or on the date of the change of the Chief Executive Officer, whichever base salary amount is greater. The Special Separation Agreements and the other benefits provided to executive officers upon termination of employment or a change of the Company’s Chief Executive Officer are more fully described above in “Employment Arrangements.”

     Except as otherwise provided below and subject to Section 16 of the Exchange Act, there are no federal income tax consequences to either the executive officer or the Company upon the grant of restricted stock, provided that the stock is subject to a substantial risk of forfeiture. Upon the expiration of the restricted period or the lapsing of the substantial risk of forfeiture, the executive officer will recognize taxable income equal to the then fair market value of the restricted stock. Subject to Section 162(m) (see “Compliance With Section 162(m)” below), in most cases the Company will be entitled to a corresponding deduction. However, the participant may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within thirty days after the date of the grant, to recognize ordinary income on the value of the restricted stock as of the date of grant and the Company will be entitled to a corresponding deduction at that time.

     Compliance With Section 162(m). The Board of Directors generally intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by the Company’s stockholders. However, if in the judgment of the Board, the benefits to the Company of a compensation program that does not satisfy the arbitrary and inflexible conditions of Section 162(m) outweigh the costs to the Company of the failure to satisfy these conditions, the Board may adopt such a program.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     Only independent directors served on the Compensation Committee during 2006. Dr. Potter is the Chair of the Compensation Committee, and Mr. Knowles is a member. Neither was previously an officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1989, the Company entered into a lease agreement for its Vernon Hills, Illinois, facility and certain machinery, equipment, furniture and fixtures with Unique Building Corporation (“Unique”), a corporation owned by Messrs. Kaplan and Cless. Since its commencement date, the lease has been amended to cover expansions of the facility and add real estate. The portion of the lease agreement under which the Company leased machinery, equipment, furniture, and fixtures expired in 2003.

     The lease is treated as an operating lease and has a term ending on June 30, 2014. Base monthly rental payments were $194,702 during 2006, and will continue to be payable at such rate through March 31, 2008. They will increase to $199,486 from April 1, 2008 through June 30, 2009; and to $229,409 from July 1, 2009 through June 30, 2014.

     The lease agreement includes a modification to the base monthly rental, which goes into effect if the prescribed rent payment is less than the aggregate principal and interest payments required to be made by Unique under certain industrial revenue bonds. The industrial revenue bonds are supported by a Letter of Credit issued by American National Bank. The Company guaranteed $700,000 of Unique’s obligation to such bank under its agreement relating to the Letter of Credit.

     Unique recently announced its intention to sell the Vernon Hills facility. The Company’s Board of Directors formed a “Facilities Committee” (described above in the “Other Committees” section of “Corporate Governance”) consisting of all of the independent directors to explore the Company’s options including consideration of an offer to purchase the Vernon Hills facility from Unique. As of the date of this Proxy Statement, the Company has not made such an offer, and it currently does not intend to do so; however, if circumstances change, the Company may review its available options.

     As of the date of this Proxy Statement, the Company currently has invested approximately $10 million in partnerships managed by Mesirow Advanced Strategies, Inc. (“MAS”), the hedge fund of funds division of Mesirow Financial Holdings, Inc., which has approximately $12.5 billion under management. Martin B. Kaplan, the chief executive officer of MAS, is the son of the Company’s co-founder, Chairman and Chief Executive Officer, Edward L. Kaplan. Martin B. Kaplan receives no direct compensation based on the Company’s investment through MAS. The investment arrangement was ratified by the Company’s Board of Directors in February 2007 pursuant to the Company’s Related Party Transaction Policy described below.

Related Party Transactions Policy

     In February 2007, the Company adopted written policies and procedures (“Related Party Transaction Policy”) regarding related party transactions. The Related Party Transaction Policy requires each director and executive officer to inform the Company of his or her relationships with other individuals and entities that could be “Related Persons” (as defined below). It also requires the distribution of such information to key personnel within the Company so that proposed transactions may be identified as “Related Party Transactions” (as defined below), if applicable.

     For purposes of the Related Party Transaction Policy, a “Related Party Transaction” is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any “Related Person” had, has or will have a direct or indirect interest. Related Party Transactions do not include the following:

1.	most transactions involving approved compensation of executive officers of the Company;

2.	transactions involving compensation of directors for service on the Board of Directors or committees thereof;

3.	transactions available to all employees of the Company generally or to all salaried employees of the Company generally;

4.	transactions in which the interest of the Related Person arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

5.	transactions with Unique Building Corporation (including any transactions involving the Company’s real property leases with Unique Building Corporation), each of which must be approved by the Company’s Facilities Committee, a committee of the Company’s Board of Directors consisting of non-employee directors.

     For purposes of the Related Party Transaction Policy, a “Related Person” means:

1.	any director or executive officer of the Company or nominee to become a director of the Company;

2.	any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such foregoing person; and

4.	any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person, together with all other Related Persons, have in the aggregate a 10% or greater beneficial ownership interest.

     Related Party Transactions in the following categories are treated as pre-approved:

1.	any transaction with another company in which a Related Person’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 5% of that company’s shares (i) if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues; (ii) the Related Person has no direct or indirect involvement in the Related Party Transaction; and (iii) the Related Person is not compensated for the transaction with the Company or its subsidiary; and

2.	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than as an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or 2 percent of the charitable organization’s total annual receipts.

     The Related Party Transaction Policy is administered by the Company’s General Counsel and the Audit Committee (the “Committee”). Under the Related Party Transaction Policy, the Company’s General Counsel assesses whether proposed transactions are Related Party Transactions. If the General Counsel determines that a proposed transaction is a Related Party Transaction, then the appropriate party or parties further described below review the proposed transaction and either approve or disapprove it. In reviewing the proposed Related Party Transaction and making such determination, all of the relevant facts and circumstances available shall be considered, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence (if the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

     Depending on the dollar amount involved in a proposed Related Party Transaction, the review and determination of whether to approve or disapprove the proposed Related Party Transaction is made by different parties.

     If a proposed Related Party Transaction involves less than $100,000, the General Counsel and the Chairman of the Committee (the “Chair”) and such other executive officers that either of them may deem appropriate, or the full Committee at the option of the Chair, shall determine whether the proposed Related Party Transaction is approved or disapproved.

     If a proposed Related Party Transaction involves $100,000 or more, the proposed Related Party Transaction is submitted to the Committee for consideration at the next Committee meeting or, to the Chair in those instances in which the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting.

     If the Company’s Controller or General Counsel becomes aware of a Related Party Transaction that was not previously approved or previously ratified under the Related Party Transaction Policy, the Related Party Transaction shall be submitted to the Committee or the Chair. If the Related Party transaction is still ongoing, the Committee or Chair must evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the Related Party transaction is completed, the Committee or Chair shall evaluate the Related Party Transaction to determine if rescission of the Related Party Transaction and/or any disciplinary action is appropriate, and shall request the Chief Compliance Officer to evaluate the Company’s controls and procedures to ascertain the reason that the Related Party Transaction was not submitted for prior approval and whether any changes to the Related Party Transaction Policy are recommended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of Zebra’s Board of Directors is comprised of three directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Michael Smith, Chair, Christopher Knowles and Ross Manire.

     The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1, and discussed with the independent accountants the independent accountants’ independence.

     The Audit Committee recommended that the Board of Directors include the audited financial statements of the Company in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. This recommendation was based on the Audit Committee’s discussion with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee
Michael Smith, Chair
Christopher Knowles
Ross Manire

Fees of Independent Auditors

     Ernst & Young LLP acted as the principal auditor for the Company during the Company’s 2005 and 2006 fiscal years. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee’s policy is to approve or pre-approve all audit, audit-related, tax and permitted non-audit services performed for the Company by its independent auditors in accordance with Section 10A(i) of the Securities Exchange Act of 1934, as amended, and the Securities and Exchange Commission’s rules adopted thereunder. In 2006, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No services were rendered by Ernst & Young LLP to the Company in 2006 pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

     The Company paid Ernst & Young LLP the following fees for services provided for the years ended December 31, 2006 and 2005:

Fees	2006(4)	2005(4)
Audit Fees (1)	$873,200	$722,512
Audit-Related Fees (2)	42,000	71,914
Tax Fees (3)	129,700	104,915
All Other Fees	—	—
	$1,044,900	$899,341
____________________

(1)	Consists of fees for the audit of the Company’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2005 and 2006 audits of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Fees for the 2005 and 2006 audit of the Company’s employee benefit plan, and for 2005, fees associated with due diligence.

(3)	For tax advice, tax planning and tax compliance, including internal corporate structure advice, transfer pricing studies and miscellaneous consulting charges.

(4)	Fees and out-of-pocket expense reimbursement paid to Ernst & Young LLP for services provided for the years ended December 31, 2006 and December 31, 2005, respectively.

Changes in the Company’s Independent Auditor

     On March 4, 2005, the Audit Committee of the Board of Directors of the Company dismissed KPMG LLP as the Company’s independent accountant.

     The report of KPMG LLP on the Company’s financial statements for the year ended December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with its audit of the financial statements of the Company as of and for the year ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, the Company had no disagreement with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such years.

     The Company, by authorization of the Audit Committee of the Board of Directors, engaged Ernst & Young LLP on March 4, 2005, as the Company’s independent accountant.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITORS

     The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of the Company’s financial statements for the fiscal year ending December 31, 2007.

     The Board desires to give stockholders the opportunity to express their opinions on the matter of auditors for the Company, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting, in person or by proxy, the Board of Directors will interpret this as an instruction to seek other auditors.

     The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF
ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

OTHER MATTERS

Solicitation — The cost of this proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies by telephone, facsimile, e-mail or other forms of communication, without special compensation for such activities. The Company will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, Proxy Statements and other materials to their principals at the Company’s expense. The Company will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for an election of directors in the absence of a contest.

Proposals of Stockholders — Under SEC Rule 14a-8, stockholder proposals for the annual meeting of stockholders to be held in 2008 will not be included in the Proxy Statement for that meeting unless the proposal is proper for inclusion in the Proxy Statement and for consideration at the next annual meeting of stockholders, and is received by the Secretary of the Company at the Company’s executive offices, which are located at 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061, no later than December 26, 2007, which is 120 days before the anniversary date of the release of this Proxy Statement to stockholders. Stockholders must also follow the other procedures prescribed in SEC Rule 14a-8 under the Exchange Act, as well as the Company’s By-Laws, which contain requirements that are separate and apart from the SEC requirements of Rule 14a-8. The Company’s By-Laws provide that stockholders desiring to bring business before the 2008 Annual Meeting, including nomination of a person for election to the Company’s Board of Directors, must provide written notice to the Company’s Secretary at the Company’s executive offices no earlier than seventy-five days before, and no later than forty-five days before, the one year anniversary of the mailing of this Proxy Statement. The written notice must include the information required by Section 2.4 of the By-Laws.

Other Business — The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the meeting, however, it is intended that the persons named in the proxy will vote as directed by the Board of Directors.

Annual Report to Stockholders — The Company’s Annual Report to Stockholders for the year ended December 31, 2006, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

Annual Report on Form 10-K — The Company will furnish without charge to any stockholder as of the record date a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. Requests for such materials should be made in writing and directed to Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061, Attention: Charles R. Whitchurch.

By Order of the Board of Directors

Noel Elfant
Secretary

The Board of Directors recommends a vote “FOR” Proposals 1 and 2									Please Mark Here for Address Change or Comments	☐
1. Election of Directors:									SEE REVERSE SIDE

01- Gerhard Cless	FOR	WITHHELD	FOR ALL
02- Michael A. Smith	ALL	FOR ALL	EXCEPT			FOR	AGAINST	ABSTAIN

This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 24, 2007 and the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.

	☐	☐	☐	2.	Proposal to ratify Ernst & Young LLP as Independent Auditors	☐	☐	☐

The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast "for" the nominees for director, "for" the proposal to ratify Ernst & Young LLP as independent auditors, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Except nominee written above)

(Instructions: To withhold authority to vote for an indicated nominee, write the number of the nominee on the line above.)

Signature(s)	Date

NOTE: Please sign exactly as name appears above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

Please sign, date and return this proxy card promptly using the enclosed envelope.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxy holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/zbra		Telephone 1-866-540-5760		Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call the toll-free number.	OR

     Please do not vote by more than one method. Your last vote received will be your official vote. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

ZEBRA TECHNOLOGIES CORPORATION
Revocable Proxy

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZEBRA TECHNOLOGIES CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007, AND AT ANY ADJOURNMENT THEREOF.

     The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation (the “Company”), hereby appoints Gerhard Cless and Noel Elfant as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders to be held at the Hilton Northbrook, 2855 N. Milwaukee Avenue, Northbrook, Illinois, on Thursday, May 24, 2007, at 10:30 a.m., Central Time, or any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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